Exhibit 99.3
Pritchard Capital Partners, LLC
2001 Lakeshore Drive
Mandeville, Louisiana 70448
          Re: JK Acquisition Corp.
Ladies and Gentlemen:
     This will confirm the understanding between us, as representatives of the underwriters (“Underwriters”) for JK Acquisition Corp. (“JKA”), and Pritchard Capital Partners, LLC (“Pritchard”) that Pritchard will assist in the marketing of JKA outstanding shares of Common Stock. In return for this assistance, the Underwriters will pay out of the deferred non-accountable expense allowance (“Allowance”) currently held in the trust account established for JKA up to 50% of the Allowance (based on the performance criteria below) upon the completion of the merger (“Merger”) between JKA and Multi-Shot, LLC on the terms disclosed in the proxy statement dated December 4, 2007 (“Pritchard Compensation”). In addition to the consummation of the Merger, payment of the Pritchard Compensation is subject to the following performance criteria: Pritchard can earn a percentage up to 100% of 50% of the Allowance equal to the number of shares of JKA sold for which Pritchard is designated by the buyer divided by 5,000,000; (provided, in no event will sales of a share more than one time between now and the consummation of the Merger be counted for this purpose). For example, if sales of shares designated to Pritchard were 4,000,000, the percentage would be 80% which result in the Pritchard Compensation equaling 40% of the Allowance (80% x 50%). Notwithstanding the foregoing, upon completion of the Merger, the minimum amount of Pritchard Compensation will be 30% of the Allowance.
     The payment of the Pritchard Compensation is conditioned upon the consummation of the Merger and release to us of the Allowance from the trust account. Such payment is due only upon such release.
     By your acceptance below, you agree to comply with the laws and regulations applicable to your activities contemplated by this letter, including any applicable requirements of Rule 10b-10 and Rule 10b-18 under the Securities Exchange Act of 1934

Pritchard Capital Partners, LLC
December 11, 2007

(“Exchange Act”) and consent to the disclosure of this arrangement in the Exchange Act filings of JKA, including its proxy solicitation materials.

Yours truly,

Ferris, Baker Watts, Incorporated

By:

Agreed and accepted:

Pritchard Capital Partners, LLC

By:

Name:	Todd Giustiniano, Chief Operating Officer